EXHIBIT 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces New Union Contract
At Its Becancour Quebec Plant
     Houston, Texas (May 4, 2006) — Pioneer Companies, Inc. [NASDAQ: PONR] announced today that a new collective bargaining agreement was ratified by the union representing the approximately 127 production and maintenance employees at its Becancour, Quebec manufacturing site. The new agreement with the Communications, Energy, and Paperworkers Union, is effective May 1, 2006 and will expire on May 1, 2012.
     Michael Y. McGovern, the Company’s Chairman, President and Chief Executive Officer, stated, “Management is very pleased that our Becancour union employees have ratified the agreement. The new six-year agreement demonstrates the positive labor-management relationship that exists at Becancour. It also shows the commitment all Pioneer employees have to meet the needs of our customers and to promote Pioneer as a reliable supplier of our chlor-alkali products. I thank the union leadership and members for their understanding of our business needs.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants as well as other downstream manufacturing facilities in North America.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in

Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200